  Exhibit 99.1

RUMBLEON REGISTERS OVER 100 DEALERS IN 29 STATES FOR THE NEW RUMBLEON.COM 3.0

JULY 23, 2020

Provides Powersport Dealers with Online Transaction Capabilities

DALLAS--(BUSINESS WIRE)-- RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced it has registered over 100 dealership locations in 29 states representing thousands of new and used powersports listings to participate in its upcoming launch of RumbleOn.com 3.0 in early August. RumbleOn’s technology and distribution network will enable these brick and mortar dealerships to reach online buyers anywhere in the country.

Across the country, franchise dealerships for major manufacturers including, but not limited to, Polaris, Harley-Davidson, Yamaha, Kawasaki, Suzuki, Ducati, and Indian, and independent preowned dealerships alike are looking to RumbleOn.com 3.0 to significantly improve and accelerate their online presence.

“We are extremely encouraged that dealers across the country are quickly embracing RumbleOn 3.0. The strong traction of RumbleOn 3.0 clearly demonstrates the massive opportunity ahead of us. Dealers need to strengthen their online presence to stay competitive and RumbleOn has the tools to enable their success,” said RumbleOn Chief Executive Officer Marshall Chesrown. “We are confident our easy-to-use technology will drive quality leads to participating dealers for use in efficient and transparent online cash offer, pre-qualified financing, and wholesale inventory transactions. Dealers around the country are choosing RumbleOn’s technology solutions,” Chesrown concluded.

Powersport dealers across the following 29 states are already registered to participate in the August launch of RumbleOn.com 3.0:

Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Missouri, Nevada, New Hampshire, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Washington, and West Virginia.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing dealers with technology solutions and consumers with an efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note Regarding Forward Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on RumbleOn’s expectations as of the date of this report and speak only as of the date of this report and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in RumbleOn’s SEC filings, as may be updated and amended from time to time. RumbleOn undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Dylan Solomon
investors@rumbleon.com

 Source: RumbleOn, Inc